UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 11, 2006

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

115 West 7th Street, Suite 1415, Fort Worth, Texas, 76102

(Address of principal executive offices)

(877) 329-8388

Registrant’s telephone number, including area code

Item 5.02 Election of Directors and Appointment of Principal Officers

On May 11, 2006 Wentworth Energy, Inc.’s 50%-owned equity investee, Wentworth Oil Sands, Inc. appointed Ms. Linda Breathitt and Mr. Barry Rosengrant as directors of Wentworth Oil Sands, Inc.  Ms. Breathitt currently advises domestic and international clients at Thelen, Reid & Priest LLP on emerging regulatory, energy services, electric, natural gas and transmission issues.  She also advises on Federal Energy Regulatory Commission matters, mergers, transfers of assets, and other energy and regulatory issues.  Ms. Breathitt also assists external affairs departments of large and medium-sized utilities with energy policy, FERC applications, compliance filings and merger filings, among others.  She has provided advice on energy and regulatory issues for energy officials in India, Nepal, Pakistan, and the Philippines.  Further, Ms. Breathitt has participated in international energy workshops and conferences in South Africa, Brazil, Hong Kong, United Kingdom, Canada and Australia, and has testified numerous times before the United States Congress.

Linda Breathitt was appointed by President Clinton to the Federal Energy Regulatory Commission in November l997.  She completed a five-year term as FERC Commissioner in November 2002.  During her tenure at FERC, Ms. Breathitt was instrumental in shaping the nation's electric and natural gas markets.  She took a leading role in Order Nos. 2000 and 637, which implemented further open access regulations in electric and natural gas transportation.

Before joining the FERC, Ms. Breathitt served as a member of the Kentucky Public Service Commission and was named Chairman in December l995.  Prior to that, she served in Washington, DC as Executive Director of the Commonwealth of Kentucky State/Federal Liaison Office.  She is a graduate of the University of Kentucky and completed the Executive Program in State and Local Government at Harvard's Kennedy School of Government.

Mr. Rosengrant is founder and manager of Petromax Technologies, LLC (“Petromax”).  Petromax is the developer of a proprietary process combining non-hazardous chemical formulations with shearing technology that separates oil and other commodities of value from inorganic material to which it adheres.  This process has application to markets for oil sludge removal, down-hole oil field stimulation, hazardous waste remediation and oil sands development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2006

WENTWORTH ENERGY, INC.

/s/ John Punzo

John Punzo, CEO